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                                                                    EXHIBIT 5.1



                                  BAKER & McKENZIE
                             2300 Trammell Crow Center
                                  2001 Ross Avenue
                                Dallas, Texas  75201
                                Tel:  (214) 978-3000
                                Fax:  (214) 978-3099




                                  _________, 2001



Mixson Corporation
7635 W. 28th Avenue
Hialeah, Florida 33016

     Re:  Offering of up to 3,000,000 Shares of Common Stock of
          Mixson Corporation

Ladies and Gentlemen:

     On May 1, 2000, Mixson Corporation, a Delaware corporation (then known as Speed Release Lock Company) (the "Company"), filed with the Securities and Exchange Commission a Registration Statement (Registration Statement No. 333-33954) on Form S-1 under the Securities Act of 1933, as amended (the "Act"). Such Registration Statement, as amended, (the "Registration Statement") relates to the offering (the "Offering") by the Company of up to 3,000,000 shares (the "Stock") of the Company's common stock, par value $.001 per share (the "Common Stock"). This firm has acted as counsel to the Company in connection with the preparation and filing of the Registration

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Statement, and the Company has requested our opinion with respect to certain legal aspects of the Offering.

     In rendering our opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company; (ii) copies of resolutions of the Board of Directors of the Company authorizing the Offering, the issuance of the Stock and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or reproduction copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

     Based on the foregoing examination and subject to the comments and assumptions noted below, we are of the opinion that the Stock has been duly authorized for issuance and, when issued by the Company against payment therefor, will be validly issued, fully paid and nonassessable.

     This opinion is limited in all respects to the corporate law of the State of Delaware as in effect on the date hereof.

     This opinion is given as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or judicial decisions that may hereafter occur.

     This opinion letter may be filed as an exhibit to the Registration Statement and consent is also given to reference this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, this firm does not thereby admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                   Very truly yours,



                                   BAKER & McKENZIE